Exhibit 10.24

Corporate Headquarters
1340 Treat Blvd., Suite 600
Walnut Creek, CA 94597
Phone 925.948.4000
September 25, 2024
Bradley G. Smith
2169 Green Street, Apt. 2
San Francisco, CA 94123

Dear Brad,

I am delighted to offer you the position of Chief Financial Officer (“CFO”) of Central Garden & Pet Company (“Central”), with an effective date of September 29, 2024.

Please find listed below the details regarding your offer. You will report to Central’s Chief Executive Officer (the “CEO”).

Please review the below and if you accept the terms of the offer, sign, date and return this letter to me.

1.FULL TIME PERFORMANCE OF DUTIES. During your employment, you will perform those duties and responsibilities consistent with those of a Chief Financial Officer and as directed by the CEO. Except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, during your employment you agree to devote substantially all of your business time, attention, skill and efforts to the faithful and loyal performance of your duties and shall not engage in any other business activities, duties or pursuits, or render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Central. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities for which you will not receive additional compensation from Central shall be permissible if those activities do not materially interfere with the services required of you as CFO.

2.COMPENSATION. Your base salary pay will increase to $450,000 per year, less applicable taxes, and deductions, based on a normal full-time year.

You will be eligible to participate in Central’s Management Incentive Plan, Corporate Segment, at a target rate of 50% of your annual base salary beginning with the 2025 Fiscal Year. Your bonus is based upon both your individual and Central’s performance during the applicable fiscal year, with a payout made in a lump sum no later than March 15 of the following year. To be eligible for an annual bonus you must be actively employed by Central and in good standing on the date the bonus is paid. Bonuses are earned when paid.

You will be eligible to participate in the Company’s Long-Term Incentive Program and your target annual equity grant is $250,000. When equity grants are made in the form of restricted shares or performance share units, the actual number of shares awarded is determined by dividing the dollar amount of the stock grant by the market price of company shares (CENTA) at the close of the market on the grant date. The amount of an equity grant is not guaranteed and will be based upon both your individual and Central's performance, as determined by the Board in its sole discretion. Equity grants are typically awarded annually in February.

Your existing health and welfare and retirement benefits will remain unchanged.

3.SECTION 409A. For purposes of Internal Revenue Code Section 409A, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment that is paid pursuant to this letter is hereby designated as a separate payment. The parties intend that all payments made or to be made under this letter comply with, or are exempt from, the requirements of Section 409A so that none of the payments will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Notwithstanding the foregoing, if any payments in connection with your separation from service do not qualify for any reason to be exempt from Section 409A and you are, at the time of your separation from service, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) (i.e., you are a “key employee” of a publicly traded company), each such payment will not be made until the first regularly scheduled payroll date of the 7th month after your separation from service and, on such date (or, if earlier, the date of your death), you will receive all payments that would have been paid during such period in a single lump sum.

4.EMPLOYMENT STATUS. Your employment with Central remains “at will” in that it can be terminated with or without cause, and with or without notice, at any time at the option of either Central or yourself, except as otherwise detailed below. The terms of this offer letter, therefore, do not and are not intended to alter the at-will nature of the relationship.

5.TERMINATION IN THE EVENT OF INCAPACITY OR DEATH. If you become physically or mentally disabled or incapacitated such that it is the reasonable, good faith opinion of Central that you are unable to perform the services required as CFO with or without reasonable accommodation, then after four (4) months of continuous physical or mental disability, your employment will be terminated. During the four (4) month period, you will be entitled to the continuation of your compensation; however, such continued payments by Central shall be integrated with any disability, workers’ compensation, or other insurance payments received, such that the total amount does not exceed the compensation as provided by this letter. For purposes of this paragraph, physical or mental disability does not include any disability arising from current use of alcohol or drugs or related issues. If your employment is terminated due to incapacity or death, all previously granted stock options and restricted stock shall continue to vest in accordance with their terms for a period of one year after termination of employment (after which further vesting shall cease), and with respect to stock options, shall remain exercisable until the expiration date of each such stock option.

Sincerely,
                                /s/ William E. Brown

William E. Brown
Chairman of the Board
Central Garden & Pet Company

Accepted:

_/s/ Bradley G. Smith_____            ___9/25/24_______
Bradley G. Smith                  Date

Cc:    Beth Springer
    Niko Lahanas
    Joyce McCarthy
Robert Boyce